UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2010

First PacTrust Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-49806	04-3639825
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Bay Boulevard, Chula Vista, California		91910
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(619) 691-1519

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2010, as required under the terms of the subscription agreements between First PacTrust Bancorp, Inc. (the "Company") and investors in the Company’s recently completed $60.0 million private placement of securities (the "Private Placement"), Pacific Trust Bank, a wholly owned subsidiary of the Company (the "Bank"), entered into an Agreement to Modify Severance Benefits (each a "Modification Agreement") with each of Hans R. Ganz, President and Chief Executive Officer of the Bank; James P. Sheehy, Executive Vice President, Secretary and Treasurer of the Bank and the Company; Melanie M. Yaptangco, Executive Vice President-Lending of the Bank; Regan J. Lauer, Senior Vice President/Controller of the Bank and the Company; and two additional officers of the Bank (collectively, the "Officers"). The Modification Agreements modify the severance benefits that might otherwise be provided to the Officers under the Change in Control Severance Agreements between the Bank and the Officers entered into in August 2002 (the "Severance Agreements") and are intended to facilitate the retention of the Officers.

Each Severance Agreement provides that if a change in control event occurs during the term of the Severance Agreement and the Officer’s employment is terminated without cause, he or she is entitled to: (1) a lump sum amount equal to a specified percentage (299% in the case of Mr. Ganz, 200% in the case of Mr. Sheehy, Ms. Yaptangco and Ms. Lauer and 100% in the case of the two other Officers) of his or her "base amount," as defined in Section 280G of the Internal Revenue Code of 1986, as amended; and (2) continuation of substantially the same health insurance benefits for the remaining term of the Severance Agreement. The Modification Agreements modify these benefits by providing for the payment (a "Retention Payment") to the Officer, as soon as practicable following the date of the Modification Agreement, of a lump sum amount in cash equal to one-half of the lump sum amount that would have been due to the Officer pursuant to his or her Severance Agreement if the Private Placement had constituted a change in control event and the employment of the Officer had ceased (i.e., one-half of the applicable percentage specified above multiplied by his or her current "base amount"). Pursuant to this provision of the Modification Agreements, the Bank will make aggregate Retention Payments (less applicable withholdings) to the Officers of approximately $1.6 million, including $784,040 to Mr. Ganz, $222,304 to Mr. Sheehy, $244,453 to Ms. Yaptangco and $169,578 to Ms. Lauer. Each Modification Agreement further provides that if the Officer’s employment with the Bank is terminated without cause on or before the third anniversary of the completion of the Private Placement (i.e., on or before November 1, 2013), he or she will be entitled to payment (a "Termination Payment") of the balance of the lump sum amount that might otherwise be payable under the Severance Agreement (i.e., one-half of the percentage specified above multiplied by his or her then-"base amount"), plus continuation of health insurance benefits during the remaining term of the Severance Agreement.

The benefits under the Modification Agreement are, to the extent provided to the Officer, intended to be in lieu of, and not in addition to, the benefits to which the Officer might otherwise become entitled under the Severance Agreement if a change in control event occurs and the Officer’s employment is terminated without cause. The foregoing description of the Modification Agreements is qualified in its entirety by reference to the full text of the Modification Agreements, the form of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On December 15, 2010, the Company announced that it repurchased all $19.3 million of the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which was issued by the Company to the U.S. Department of the Treasury in November 2008 pursuant to the TARP Capital Purchase Program. A copy of the Company’s press release making this announcement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibits:

The following exhibits are being provided herewith:

10.1 Form of Agreement to Modify Severance Benefits between Pacific Trust Bank and each of Hans R. Ganz, James P. Sheehy, Melanie M. Yaptangco, Regan J. Lauer and two additional officers

99.1 Press release dated December 15, 2010

EXPLANATORY NOTE
The primary purpose of this amendment on Form 8-K/A is to correct certain information in the original Form 8-K filed on Decemmber 17, 2010 (the “Original
Form 8-K”) regarding the Date of Earliest Event Reported and to include the heading for Item 8.01 Other Events. This Form 8-K/A amends and restates the Original Form 8-K in its entirety.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

December 20, 2010	By:	/s/ James P. Sheehy

Name: James P. Sheehy
Title: Executive Vice President, Secretary and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Form of Agreement to Modify Severance Benefits between Pacific Trust Bank and each of Hans R. Ganz, James P. Sheehy, Melanie M. Yaptangco, Regan J. Lauer and two additional officers
99.1	Press release dated December 15, 2010